Exhibit 10.3

Settlement Agreement and Release

The Dow Chemical Company (“Dow”), Lyondell Chemical Company (“Lyondell”), and Stephen Doktycz (“Doktycz”) (collectively, “the Parties”) enter this Settlement Agreement (“Agreement”) on the 4th day of June, 2018 (the “Effective Date”).

1.	Background and Recitations.

Doktycz began working for Dow on or around December 12, 1989. As a condition of his employment with Dow, Doktycz agreed to certain noncompetition and confidentiality covenants, effective his first day of employment with Dow through the second anniversary of his termination of employment (the “Employment Agreement Covenants”).

While employed by Dow, Doktycz received incentive awards under The Dow Chemical Company 1988 Award and Option Plan and The Dow Chemical Company Amended and Restated 2012 Stock Incentive Plan (the “Incentive Plans”). The awards granted to Doktycz under the Incentive Plans include clawback provisions under which Doktycz is purportedly obligated to comply with the awards’ restrictive covenants as a condition of receiving and keeping the awards. These restrictive covenants include a prohibition of accepting employment with a Dow competitor. In the event Doktycz violates any of the awards’ restrictive covenants, Dow purportedly may forfeit unpaid awards and require repayment of previously distributed awards with respect to Deferred Stock and Performance Awards received and Stock Options exercised within the three year period occurring before the date a restrictive covenant was violated.

Doktycz remained employed with Dow until he retired from Dow effective February 28, 2017. He began employment with Lyondell on March 1, 2017.

Understanding that a live dispute exists between Dow and Doktycz concerning the Incentive Plan’s restrictive covenants and Employment Agreement Covenants, the Parties wish to resolve the claims that Dow and Doktycz would bring against each other in the event of litigation, and any additional claims that may exist between any or all of the Parties other than claims specifically not released as set forth below in Section 4. The Parties make this Agreement to avoid the length, costs, uncertainness and consequences of any litigation between them. Further, the Parties deny all liability to each other.

2.	Consideration.

The consideration supporting this Agreement is as follows:

a.    Lyondell and Doktycz agree to pay $1,100,000.00 to Dow within ten (10) days of the Effective Date by wire transfer in accordance with instructions provided by Dow. Dow will provide those instructions, via email to counsel for Doktycz, prior to the Effective Date of this Agreement. Doktycz further agrees to dismiss with prejudice, unless already dismissed as of the Effective Date, his Petition for Rule 202 Deposition, Cause No. 2017-47240, filed in the District Court of Harris County, Texas.

b.    The releases by the Parties as set forth below.

c.    The other promises and obligations articulated in this Agreement.

3.	Releases.

a.    Other than the claims not released as set forth in Section 4 below, Dow1 releases Doktycz2 from any and all claims it has, or may have, against him, whether known or unknown, accrued or unaccrued arising out of Lyondell’s employment of Doktycz. Dow’s release includes all claims sounding in contract or tort, whether under the common law, or statutory, regardless of jurisdiction and venue, whether cognizable under state or federal law.

b.    Other than the claims not released as set forth in Section 4 below, Doktycz releases Dow from any and all claims he has, or may have, against Dow, whether known or unknown, accrued or unaccrued. Doktycz’s release includes all claims sounding in contract or tort, whether under the common law, or statutory, regardless of jurisdiction and venue, whether cognizable under state or federal law.

c.    Other than the claims not released as set forth in Section 4 below, Lyondell3 and Dow release each other from any and all claims they have, or may have, against each other, whether known or unknown, accrued or unaccrued arising out of Lyondell’s employment of Doktycz. Their releases include all claims sounding in contract or tort, whether under the common law, or statutory, regardless of jurisdiction and venue, whether cognizable under state or federal law.

d.    The Parties also release each other from all claims for costs, expenses, and attorneys’ fees.

4.	Claims Not Released.

a.    Dow does not release any claims that may arise in its favor against Doktycz or Lyondell under this Agreement. It further does not release any claims under Section 1 of Doktycz’s Dow Employment Agreement, requiring Doktycz not to use or disclose any Dow Confidential Information, as redefined in this Agreement as “any Dow trade secret or confidential technical or confidential business information,” omitting the phrase “know how” as used in that Employment Agreement as redundant. Doktycz also reaffirms and represents that: (i) he did not take any documents, data or materials of any kind containing confidential or proprietary information belonging to Dow, (ii) he will not provide to Lyondell any proprietary or confidential information or trade secrets belonging to Dow, and (iii) he will not use any proprietary or confidential information or trade secrets belonging to Dow in the performance of his duties on behalf of Lyondell.

[1]	For purposes of the released and not released claims, “Dow” includes its present and former predecessors, successors, assigns, related companies, parents, affiliates, subsidiaries, directors, officers, employees, representatives, agents, and administrators.
[2]	For purposes of the released and not released claims, “Doktycz” includes his heirs, executors, administrators, predecessors, successors, assigns, attorneys, attorneys in fact, legal representatives, and agents.
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For purposes of the released and not released claims, “Lyondell” includes its present and former predecessors, successors, assigns, related companies, parents, affiliates, subsidiaries, directors, officers, employees, representatives, agents, and administrators

In the event Doktycz is required by any form of legal process, whether subpoena or other lawful order, whether from a court or a state or federal administrative agency, to disclose any Dow Confidential Information as defined above, he agrees that he will provide Dow with 14 days’ notice of such circumstances, or as much notice as practical under the circumstances. In such situation, Doktycz will cooperate with Dow, through his counsel and solely at Dow’s expense, including any reasonable fees for Doktycz’s counsel as well as any other reasonable expenses or costs to Doktycz, should it wish to attempt to protect the information from disclosure.

b.    Dow does not release any claims that may arise in its favor against Doktycz under Section 5 of Doktycz’s Dow Employment Agreement, prohibiting Doktycz from “participat[ing], or hav[ing] any interest, directly or indirectly, in any business which involves an area of technology or business in which [Doktycz] worked for Dow during the last five years of [his] employment at Dow,” except with respect to his employment with Lyondell.

c.    Doktycz does not release any claims that may arise in his favor against Dow under this Agreement. Doktycz further does not release Dow from any obligations it has to him under any pension, deferred compensation, and benefit plans, aside from the Incentive Plans that are the subject of Dow’s claims it has released against Doktycz.

d.    Lyondell does not release any claims that may arise in its favor against Dow under this Agreement.

5.	Confidentiality of This Agreement.

Doktycz and Lyondell agree to treat this Agreement, and its contents, as confidential, sharing it only with their respective attorneys, financial and other “need to know” personnel. Nonetheless, any party can disclose this Agreement if required by law or legal process.

6.	Dispute Resolution.

a.    The Parties agree that in the event of a dispute between them arising under this Agreement, prior to any litigation, they will first attempt to informally resolve that dispute. In the event that such informal dispute resolution efforts fail, the Parties agree to mediate their dispute in Houston, Texas, with a local mediator selected by the Parties.

b.    Should such mediation fail to resolve the dispute, the Parties agree that any litigation between them will be conducted in the State or Federal courts of Michigan, and that Michigan law shall apply to any such litigation. The Parties specifically consent to jurisdiction and venue in Michigan and waive any right to conduct litigation in any other jurisdiction, absent their mutual agreement to litigate elsewhere.

7.	Complete Agreement; Amendments.

This Agreement contains all the terms and conditions agreed upon by the Parties relating to its subject matter. All prior or contemporaneous agreements, negotiations, correspondence, understandings, or communications of the Parties about this Agreement, whether oral or written, respecting this settlement, are superseded by this Agreement. Any statements, promises, or inducements made by any Party about the subject matter of this Agreement that are not contained in it are invalid and non-binding. This Agreement may not be amended or modified in any way, except by a writing signed by each party to this Agreement or a duly authorized representative of each party.

8.	Authority.

Each person signing this Agreement represents that he or she has the authority on behalf of his or her respective party to this Agreement to enter into a settlement and release with the terms and conditions set forth in this Agreement, such that this Agreement shall be binding on and enforceable by each of the Parties in accordance with its terms.

9.	Counterparts and Headings.

This Agreement may be executed in counterparts, with each executed counterpart to have the same force and effect as an original. The headings of the sections of this Agreement have been inserted for convenience and reference only, and shall not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

THE DOW CHEMICAL COMPANY

By:	/s/ Amy Worden
Title:	Senior Counsel

STEPHEN DOKTYCZ

/s/ Stephen Doktycz
Stephen Doktycz

LYONDELL CHEMICAL COMPANY

By:	/s/ Jeffrey A. Kaplan
Title:	Executive Vice President and Chief Legal Officer

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